Free Writing Prospectus
Filed Pursuant to Rule 433
Dated October 1, 2024
Registration Statement Nos. 333-260903 and 333-260903-06

*Full Pricing * $1.25bn BMW Vehicle Lease Trust 2024-2 (BMWLT 2024-2)

Joint Lead Bookrunners: Citi (str.), TD Securities and US Bancorp
Co Managers: BofA, Lloyds

Capital Structure:
CL	SIZE*(MM)	WAL	F/M	P.WIN	E. Final	L. Final	BENCH	SPREAD	YIELD	CPN	PX
A-1	$195.200	0.30	F1+/P-1	1-6	04/25/2025	10/27/2025	I-Curve	+11	4.681%	4.681%	100.00000
A-2A	$231.200	1.13	AAA/Aaa	6-20	06/25/2026	01/25/2027	I-Curve	+43	4.336%	4.29%	99.99132
A-2B	$231.200	1.13	AAA/Aaa	6-20	06/25/2026	01/25/2027	SOFR30A	+42			100.00000
A-3	$462.400	2.08	AAA/Aaa	20-28	02/25/2027	10/25/2027	I-Curve	+62	4.221%	4.18%	99.99076
A-4	$130.000	2.49	AAA/Aaa	28-30	04/26/2027	02/25/2028	I-Curve	+69	4.250%	4.21%	99.99268

-Deal Summary-
Deal Size: $1.25bn
Settle: October 7th, 2024
First Pay Date: November 25th, 2024
Offering Format: SEC Registered
ERISA: Yes
Exp. Ratings: Fitch/Moody's
Min Denoms: $1K x $1K
BBG Ticker: BMWLT 2024-2
B&D: Citi
Delivery: DTC, Clearstream

-Available Information-
* Preliminary Prospectus, FWP and CDI File (attached)
* Intex: Deal Name: XBMWLT242 Password: J47J

CUSIP
05613M AA7
05613M AB5
05613M AC3
05613M AD1
05613M AE9

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.